EXHIBIT 10.1
SETTLEMENT AND RELEASE AGREEMENT
     This Settlement Agreement (“Agreement”) is made on May 15, 2009 by and between Bruce Culver and Donna Culver, husband and wife, (“Claimants”) and TASER International, Inc., a Delaware corporation (“TASER”). Claimants and TASER are collectively referred to as the “Parties” and at times each is individually referred to as a “Party.”
BACKGROUND
     In or around July 2000, Claimants loaned TASER the sum of $1,500,000 and in exchange received a promissory note from TASER (the “Loan”) for an equivalent amount plus warrants for the purchase of 136,364 shares of TASER common stock at an exercise price of $0.55 per share (the “Warrants”).
     In October 2004, Claimants exercised the Warrants and TASER issued Claimants a Form 1099, which included the in-the-money value of the Warrants as stock compensation to Claimants based upon advice of TASER’s outside tax advisors in 2004.
     In 2007, the Claimants informed TASER that their tax advisors determined that the Form 1099 was issued in error since the warrants were granted as part of the Loan and not for services rendered. TASER issued Claimants an amended Form 1099 to exclude the income relating to the exercise of the Warrants (the “Amended Form 1099”).
     Claimants have filed an amended 2004 tax return with the Internal Revenue Service (“IRS”) based on the Amended Form 1099 excluding the income arising by reason of the exercise of the Warrants and have a refund request pending with the IRS for approximately $2,000,000 as a result of the amended 2004 tax return.
     Upon advice of Claimants’ advisors, Claimants have made a claim against TASER for the state and federal tax liability they incurred in 2004 as a result of the Form 1099 issued in 2004 to Claimants by TASER (“Claimants 2004 Tax Liability”).
     The Parties desire to enter into this Agreement to resolve and settle all claims and disputes between them arising out of, or in any way related to, Claimants’ 2004 Tax Liability.
     Therefore, the Parties therefore agree as follows:
TERMS AND CONDITIONS
     1 Release. Claimants, on behalf of themselves and any person claiming by or through, otherwise acting on behalf or under the direction or control of Claimants (collectively the “Claimants Parties”) fully and forever relieve, release, acquit and discharge TASER, and its officers, employees, directors, agents, attorneys, successors and all other persons, firms, entities or corporations related to or in any way affiliated with, claiming by or through, otherwise acting on behalf or under the direction or control of the foregoing (collectively the “TASER Parties”), and any of them, from any and all claims, causes of action and liability, of any kind or nature whatsoever, known or unknown, liquidated or unliquidated, suspected or unsuspected, that the Claimants now have, or have ever had, or ever will have, against each or any of the TASER Parties, arising out of or connected in any way with or relating in any manner whatsoever, directly or indirectly, to Claimants’ 2004 Tax Liability or TASER’s issuance of the original Form 1099 to Claimants (collectively the “Released Matters”).
     2 No Admission of Liability. By executing this Agreement, TASER does not admit any wrongdoing or liability, nor do the Parties intend this Agreement to be construed as an admission. This Agreement is executed solely as a compromise of any and all disputed and undisputed claims, present and possible, which are denied and contested.
     3 Payment. Without admitting liability and subject to Section 5 below, TASER agrees to pay Claimants the total sum of $350,000 as full and final settlement of the Released Matters. This payment is inclusive of all claims for attorneys’ fees, costs, expenses, and interest. TASER will make this payment by wire transfer pursuant to Claimants’ direction after TASER receives a copy of this Agreement executed by Claimants.

     4 Pursuit of Tax Refund. Claimants agree to make best faith efforts to continue to pursue a refund from the IRS arising by reason of the Amended Form 1099 issued by TASER and the amended 2004 tax return filed by Claimants.
     5 Claw Back. In the event that Claimants are successful in receiving a refund from the IRS and/or State of California based on Claimants’ amended 2004 income tax return resulting from the Amended Form 1099, Claimants shall pay to TASER the amount of the refund received up to the sum of $350,000 within 30 days after receipt of such refund. Claimants shall keep 100% of any such refund received in excess of the sum of $350,000.
     6 Voluntary Agreement. In entering into this Agreement, Claimants acknowledge and represent that they reviewed this Agreement with counsel of their choice or had the opportunity to do so and declined. Therefore, this Agreement will not be construed against the Party or its representative who drafted this Agreement or any portion thereof. Claimants further represents that the terms of this Agreement have been completely read by them, and that those terms are fully understood and voluntarily accepted by them and that they are entering into this Agreement as a matter of their own free will.
     7 Payment of Applicable Taxes. Claimants are solely responsible for all federal, state and local taxes that may be owed by Claimants by virtue of the receipt of any portion of the monetary payment provided under this Agreement. Claimants agrees to indemnify and hold TASER harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the IRS or any other governmental agencies regarding any tax obligations that may arise from the monetary payment made to Claimants under this Agreement.
     8 Miscellaneous.
(a) Each Party will bear its own costs, fees and expenses in any way connected with the matters which are referenced or covered by this Agreement.
(b) In the event litigation is necessary to enforce a provision or provisions of this Agreement, all reasonable costs, expenses and reasonable attorney’s fees will be paid by the non-prevailing Party to the prevailing Party.
(c) This Agreement is binding upon and inures to the benefit of the Parties’ respective legal heirs, successors, and assigns.
(d) This Agreement is governed by the laws of the State of Arizona without regard to conflict of law principles, and may not be modified or amended except by a writing signed by all Parties. Each of the Parties irrevocably agrees that the state and federal courts located in Phoenix, Arizona have exclusive jurisdiction over any suit or other proceeding arising out of or based upon this Agreement. Each Party waives any claim that it is not subject personally to the jurisdiction of the state and federal courts located in Phoenix, Arizona or that any suit or other proceeding is brought in an inconvenient forum or improper venue.
(e) This Agreement may be executed in multiple counterparts, each of which is considered an original.
(f) If any provision of this Agreement is held to be invalid or unenforceable, the remaining terms and conditions will not be affected thereby and will remain in full force and effect.
11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement other than as set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written above.

Claimants

/s/ Bruce Culver

Bruce Culver

/s/ Donna Culver

Donna Culver

TASER INTERNATIONAL, INC.

By:	/s/ Patrick W. Smith
Patrick W. Smith
Its: Chief Executive Officer